UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 14, 2007
GLOBAL EMPLOYMENT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51737 (Commission File Number)	43-2069359 (IRS Employer Identification Number)

10375 Park Meadows Drive, Suite 375 Lone Tree, Colorado (Address of Principal Executive Offices)	80124 (Zip Code)
(303) 216-9500
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective March 14, 2007, we appointed Steven List, age 37, as the chief operating officer of Global Employment Holdings, Inc., also referred to as Global, and its subsidiaries. As chief operating officer, Mr. List will be responsible for daily operations management including strategic, tactical, and short-term goal setting and achievement. He will direct the design, operation, and improvement of the systems that create and deliver our services. As chief operating officer, he will report to our president and chief executive officer, Mr. Howard Brill.
Mr. List became a director of Global in March 2006 and he has been a member of our audit and compensation committees until March 13, 2007. Until recently, Mr. List served as the president of Celestial Seasonings, president of Hain Celestial Canada and executive vice president of The Hain Celestial Group, Inc., a manufacturer and marketer of natural and organic food and personal care products. Mr. List started with The Hain Celestial Group in 1999. Mr. List is a certified public accountant licensed in New York (inactive).
Mr. List’s employment agreement provides for an annual base salary of $325,000 and an annual bonus equal to 50% of his annual salary tied to his meeting certain performance criteria established by our compensation committee and, commencing with fiscal year 2008, also tied to Global Employment Solutions’ meeting certain EBITDA targets established by our compensation committee. Mr. List’s employment agreement provides that if his employment is terminated without cause he will be entitled to severance payments equal to up to one year of his base salary payable in accordance with the Company’s regular payroll practice, health insurance benefits under our health insurance plan for up to one year and an amount equal to his prior year’s earned bonus. In the event that that Mr. List’s employment is terminated other than for cause within the first two years, the severance payments and insurance shall be calculated based on 50% of the time worked. If Mr. List’s employment is terminated as a result of a sale of the company, he will be entitled to severance payments equal to 18 months of his base salary payable in accordance with the Company’s regular payroll practice, health insurance benefits under our health insurance plan for 18 months and an amount equal to his prior year’s earned bonus. In the event Mr. List resigns within 30 days of being asked to report to someone other than Mr. Brill, he will be entitled to severance payments equal to one year of base salary, payable in accordance with the Company’s regular payroll practice. In the event Mr. List resigns within 30 days of being required to relocate more than 50 miles from our current headquarters, he will be entitled to severance payments equal to one year of his base salary, payable in accordance with the Company’s regular payroll practice. Payment of any severance amounts is conditioned on Mr. List signing our customary release. The employment agreement is for three years, subject to a 12 month extension by mutual agreement. The employment agreement contains customary non-disclosure, non-solicitation and non-competition provisions.
Effective March 14, 2007, our compensation committee awarded 100,000 incentive stock options to Mr. List under our 2006 Stock Plan.
Each of the awarded stock options is exercisable into one share of our common stock at an exercise price of $5.25, the closing quoted market price on March 14, 2007. The term of the options is 10 years. The options will vest and become exercisable on the following schedule: 1/3 upon the first anniversary, 1/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date. If Mr. List is terminated from his employment with us by reason of disability or death, all his unvested options shall automatically terminate and be cancelled, and all options that have vested prior to the termination date shall remain exercisable for a period of one year following such date. If termination of his employment occurs for any other reason, all his unvested options shall automatically terminate and be cancelled, and options that have vested prior to such date shall remain exercisable for a period of 90 days following such date. To the extent any option or award expires unexercised or is canceled, terminated or forfeited in any manner without the issuance of common stock, such shares shall again be available for issuance under the 2006 Stock Plan.
As previously disclosed, on September 28, 2006, Mr. List purchased $150,000 principal amount of our senior secured convertible notes plus all accrued interest for $130,500, together with warrants to purchase 2,400 shares of our common stock.
Also as previously disclosed, effective February 14, 2007, our compensation committee awarded 34,125 nonstatutory stock options to Mr. List, as a director, under our 2006 Stock Plan. Mr. List has vested 11,375 of the 34,125 options granted to him on February 14, 2007. Global has agreed to accelerate the vesting of 948 options, which is equal to the pro-rata number of options that would have vested between February 14, 2007 and March 13, 2007. Mr. List has agreed to forfeit the remaining 21,802 options.
Mr. List will remain on our Board of Directors but has stepped down from the Compensation and Audit committees effective March 13, 2007. Mr. List will receive the pro-rata cash compensation component of his Board of Directors fees through March 13, 2007. From March 14, 2007 forward, Mr. List will no longer receive any compensation for serving as a director of Global.
Item 9.01 Exhibits

Exhibit #	Description	Reference
10.1	Employment Agreement, dated as of March 14, 2007, between Global Employment Solutions, Inc. and Steven List	Filed herewith

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL EMPLOYMENT HOLDINGS, INC.
Date: March 20, 2007	By:	/s/ Dan Hollenbach
Dan Hollenbach
Chief Financial Officer

Exhibit Index

Exhibit #	Description	Reference
10.1	Employment Agreement, dated as of March 14, 2007, between Global Employment Solutions, Inc. and Steven List	Filed herewith